EXHIBIT 11.3

COMPUTATION OF EARNINGS (LOSS) PER SHARE
(IN THOUSANDS, EXCEPT SHARE DATA)

                                                            THREE MONTHS ENDED SEPTEMBER 30,       NINE MONTHS ENDED SEPTEMBER 30,
                                                               1997                1996               1997                1996
                                                            -------------      -------------       ------------      -------------
Weighted average common shares outstanding                    18,644,369         13,834,919         16,961,043          12,673,911

Dilutive incremental shares assumed to be outstanding
  related to stock options and warrants                        1,408,090          1,543,167                  -           1,540,522

Weighted average common  and common
  equivalent shares used in the computation of              -------------      -------------       ------------      -------------
  earnings (loss) per share                                   20,052,459         15,378,086         16,961,043          14,214,433
                                                            =============      =============       =============     =============

Net income (loss)                                           $      6,341       $     13,188       $     (5,273)       $     11,444
                                                            =============      =============       =============     =============

Earnings (loss) per common share                            $       0.32       $       0.86       $      (0.31)       $       0.81
                                                            =============      =============       =============     =============

Notes:  (1)  Both primary and fully diluted earnings per share are the same for the three and nine months ended September 30, 1997 and 1996, under APB 15, "Earnings per Share."